
                                                                                                          EXHIBIT 12.1

                                                     KANSAS CITY SOUTHERN
                                                   AND SUBSIDIARY COMPANIES
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                       As of December 31st                    As of March 31st
                                                           ------------------------------------------------- ------------------
                                                             1998      1999      2000      2001      2002      2003      2002
                                                           --------  --------  --------  --------  --------  --------  --------

Pretax income/(loss) from continuing operations, excluding
equity in  earnings of unconsolidated affilites              $ 68.0   $  12.0    $(2.0)     $ 6.8     $20.7    $(3.4)    $ 10.9

Interest Expense on Indebtedness                               59.6      57.4      65.8      52.8      45.0      11.5      11.3

Portion of Rents Representative
 of an Appropriate Interest Factor                             20.0      18.0      19.4      18.9      18.3       4.8       4.5

Distributed income of equity investments                        5.0         -       5.0       3.0         -         -         -
                                                           --------  --------  --------  --------  --------  --------  --------
  Income (Loss) as Adjusted                                  $152.6     $87.4    $ 88.2     $81.5     $84.0    $ 12.9    $ 26.7
                                                           --------  --------  --------  --------  --------  --------  --------
Fixed Charges:

Interest Expense on Indebtedness                              $59.6     $57.4     $65.8     $52.8     $45.0    $ 11.5    $ 11.3

Capitalized Interest                                              -         -         -       4.2       1.7         -       0.8

Portion of Rents Representative
 of an Appropriate Interest Factor                             20.0      18.0      19.4      18.9      18.3       4.8       4.5

Preferred Security Dividend                                     0.4       0.4       0.4       0.4       0.4       0.1       0.1
                                                           --------  --------  --------  --------  --------  --------  --------
  Total Fixed Charges                                         $80.0     $75.8     $85.6     $76.3     $65.4    $ 16.4    $ 16.7
                                                           --------  --------  --------  --------  --------  --------- --------
RATIO OF EARNINGS TO FIXED CHARGES                              1.9       1.2       1.0       1.1       1.3       0.8       1.6
                                                           ========   =======  ========  ========  ========  ========  ========


Note:  Excludes amortization expense on debt discount due to immateriality

THE RATIO OF EARNINGS TO FIXED CHARGES FOR MARCH 31, 2003 WOULD HAVE BEEN 1:1 IF A DEFICIENCY OF $3.5 MILLION WAS ELIMINATED.